Exhibit 99.1

PRESS RELEASE	July 22, 2009

NORTHWEST PIPE COMPANY ANNOUNCES $6.2 MILLION ORDER

AND SECOND QUARTER EARNINGS CONFERENCE CALL

VANCOUVER, WA, July 22, 2009 - Northwest Pipe Company (NASDAQ: NWPX) announced today that it has received a commitment from S.J. Louis Construction Company to supply pipe for the Raw Water Pipeline project, owned by Brushy Creek Regional Utility Authority, to furnish approximately 24,000 linear feet of 78” steel water pipe and fittings. The value of the pipe order is approximately $6,200,000. The pipe will be manufactured at the Saginaw facility of Northwest Pipe Company. Delivery will begin in the fourth quarter 2009.

The Brushy Creek Regional Utility Authority is a partnership of the cities of Cedar Park, Leander and Round Rock, Texas. All three cities have supply contracts with the Lower Colorado River Authority for water from Lake Travis and this project will provide the facilities to access, treat and deliver this water to their customers. Rather than three communities building three separate projects, this regional option affords the partners the opportunity to realize economies of scale by building a single water supply project.

The Company also announced that it will report second quarter financial results on July 29, 2009. “Our Tubular Products Group did not meet our expectations in the second quarter” said Brian Dunham. “Our selling prices for this group continued to decline throughout the quarter instead of leveling off as we had expected. Our average selling price in the second quarter was down approximately 30% from the first quarter. While we are in the process of finalizing our results, obviously this will have a negative effect on both our revenues and gross margins. Effective cost control during the quarter helped to offset this impact. Preliminary results in the Water Transmission Group, in contrast to Tubular Products, are much closer to expectations.” The Company will release earnings at 8:00 a.m. Eastern time on the 29th, followed by a conference call scheduled at 11:00 a.m. Eastern time.

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

This release contains forward-looking statements, including statements regarding the project described above and the Company’s expectations as to financial results for the quarter ended June 30, 2009. These statements reflect management’s current information about the project mentioned above and management’s current views and estimates of market circumstances, industry conditions and Company performance. Actual results could vary materially from the description contained herein due to many factors including market demand, operating efficiencies, availability and price of raw materials, changes in preliminary estimates of financial results in connection with finalization of such results and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission.

Northwest Pipe will broadcast its Second Quarter 2009 Earnings Release Conference Call on Wednesday July 29th, 2009 at 8:00 a.m. Pacific Time via live internet webcast.

The conference broadcast can be accessed at the Investor Relations section of the Company’s website located at http://www.nwpipe.com. For those unable to attend the live broadcast, a replay will be available at the Investor Relations section of the Company’s website or by dialing 866-380-8128 with the pass code 6301 approximately one hour after the event.

For more information, contact:

Brian Dunham

360-397-6250